Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Carol Hausner

Executive Director, Investor Relations
and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

ImmunoGen, Inc. Elects to Discontinue
Further Internal Development of Its IMGN242 Compound

WALTHAM, MA, June 11, 2009 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics, today announced that the Company has elected to discontinue further internal development of its IMGN242 gastric cancer compound and to move this product candidate into its out-licensing portfolio. IMGN242 has shown encouraging safety and preliminary indications of activity in early clinical testing, but has shifted below other, higher priority programs at ImmunoGen due to its slow pace of progress.

“We believe the best course of action is for IMGN242 to be advanced by a company with the appropriate profile for successfully developing a therapeutic for gastric cancer and for us to focus on the many other opportunities in our pipeline,” commented Daniel Junius, President and Chief Executive Officer.

IMGN242 has demonstrated pronounced activity against gastric, or stomach, cancer in preclinical studies. Its clinical evaluation for this indication has progressed slowly, however, due to the very narrow window of clinical trial eligibility among patients with relapsed gastric cancer, a rapidly progressing fatal disease. As only a fraction of such patients are successfully enrolled, a substantial pool of patients is needed to complete gastric cancer studies in a timely manner. While gastric cancer is second only to lung cancer for cancer-related deaths on a global basis, the incidence of this cancer varies markedly across countries.(1),(2) Ideally, IMGN242 should be developed by a company with operations in countries where gastric cancer is highly prevalent (e.g., in Japan and/or China).

The decision announced today is not expected to have a significant impact on the Company’s revenue, expenses or cash use during its 2009 fiscal year.

About IMGN242

IMGN242 was developed by ImmunoGen as a targeted therapy for CanAg-expressing cancers, including gastric cancer. In mid-2007, the compound began Phase II testing for gastric cancer in a trial designed to include 23 patients. To date, only a small portion of these patients have been accrued and, as a result, trial enrollment is being stopped. The

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Phase I study underway with IMGN242 also will end following the enrollment of the small number of patients needed for its completion.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and linkage of potent cancer-cell killing agents (CKAs) to such antibodies. The Company’s proprietary Targeted Antibody PayloadTM (TAP) technology consists of ImmunoGen’s highly potent CKAs, which have been designed specifically for delivery by antibodies to cancer cells, and the Company’s engineered linkers, which direct the activation of the CKA inside a cancer cell. Compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s own programs and its collaborations with Genentech (a wholly-owned member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, T-DM1, is in Phase III testing being conducted by Genentech and Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

(1)Cancer Fact Sheet Number 297, World Health Organization, February 2009.

(2)Global Cancer Statistics, 2002, CA Cancer J Clin 2005; 55:74-108.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the potential out-licensing of IMGN242 and any further development of this compound. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission.

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